Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2009 FOURTH
QUARTER AND FULL YEAR SALES RESULTS AND NARROWS EARNINGS
GUIDANCE IN-LINE WITH PREVIOUS GUIDANCE RANGE
•	Reports Fourth Quarter Same Store Sales Increase of 0.1%

•	Fourth Quarter Merchandise Margins Increased 88 Basis Points Compared to the Prior Year

•	Narrows Fourth Quarter Earnings Guidance (Including a Net Nonrecurring Pre-tax Charge of $0.03) to a Range of $0.28 — $0.30 per Diluted Share Compared to Prior Year Earnings per Diluted Share of $0.17
EL SEGUNDO, Calif., January 12, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2009 fourth quarter and full year ended January 3, 2010.
For the fiscal 2009 fourth quarter, net sales were $237.6 million, compared to net sales of $219.6 million for the fourth quarter of fiscal 2008. Same store sales increased 0.1% for the fourth quarter of fiscal 2009. The Company’s merchandise margins increased 88 basis points during the fourth quarter compared to the same period last year.
For the fiscal 2009 full year, net sales increased $30.8 million, or 3.6%, to $895.5 million from $864.7 million for the fiscal 2008 full year. Same store sales decreased 0.6% for the fiscal 2009 full year.
As a result of the fiscal year calendar, the fiscal 2009 fourth quarter included 14 weeks and the fiscal 2009 full year included 53 weeks, compared to 13 weeks and 52 weeks for the respective reporting periods in the prior year. For purposes of reporting same store sales comparisons to the prior year, the Company uses comparable 14-week and 53-week periods.

For the fiscal 2009 fourth quarter, the Company expects to realize earnings per diluted share in the range of $0.28 to $0.30, which is within the Company’s previously issued guidance range and compares to earnings per diluted share in the prior year period of $0.17. Updated earnings guidance for the fiscal 2009 fourth quarter includes a net nonrecurring pre-tax charge of approximately $0.9 million, or $0.03 per diluted share, which reflects the establishment of a reserve for a previously disclosed lawsuit, offset by the proceeds received from the settlement of a class action lawsuit relating to credit card fees.
For the fiscal 2009 full year, the Company expects to realize earnings per diluted share in the range of $1.00 to $1.02, which is an increase of over 50% compared to earnings per diluted share of $0.64 in the prior year. Updated earnings guidance for the fiscal 2009 full year includes the net nonrecurring pre-tax charge of approximately $0.9 million, or $0.03 per diluted share, relating to legal matters.
“We are pleased to deliver our third consecutive quarter of positive same store sales growth together with a substantial earnings increase over the prior year,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Although our fourth quarter sales were slightly softer than plan, our merchandise margins exceeded our expectations, increasing 88 basis points for the quarter. We experienced strength in our hard goods and footwear categories, which comped positively in the low single digit range for the quarter. The primary factor in our softer than expected sales was the performance of our winter product categories, which comped negatively in the high single digit range for the quarter as most of our markets experienced unfavorable winter weather comparisons to the prior year. This led to our apparel category, which is heavily influenced by the sale of winter products, being down mid-single digits for the quarter.”
Mr. Miller continued, “During the fourth quarter, we continued to successfully manage expenses and inventories. We also further strengthened our balance sheet, as our positive cash flow allowed us to reduce borrowings under our credit facility by 43% to $55.0 million at year-end from $96.5 million at the end of last year.”
The Company expects to issue earnings results for the fiscal 2009 fourth quarter and full year, as well as provide guidance for fiscal 2010, by the first week of March.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 384 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2009. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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